EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of the ___ day of  _____________________, 20__ (the “Effective Date”), by and between Valiant Health Care, Inc., a Florida corporation (the “Company”), and  _____________ (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to employ the Executive as _________________, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. SCOPE OF EMPLOYMENT

(a) The Company hereby agrees to employ the Executive upon the terms and conditions herein set forth and to perform such executive duties as may be determined and assigned to him or her by the Board of Directors of the Company (the “Board”). The Executive hereby accepts such employment, subject to the terms and conditions herein set forth. The Executive shall have the title of ___________________________.  While serving in such position, the Executive shall have the customary duties and powers of such position. Executive shall not be employed by any other organization during the term of this Agreement, unless such employment has been approved in advance by the Board and the Executive may devote reasonable periods of time to serve as a director or advisor to other organizations, to perform charitable and other community activities, and to manage his or her personal investments; provided, however, that such activities do not materially interfere with the performance of his or her duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company.

(b) By executing this Agreement, each party represents to the other that it is authorized to enter into this Agreement and that it is not under any legal restriction or other impediment that would prevent it from fully discharging its responsibilities and obligations under this Agreement.

2. TERM

(a) The term of Executive’s employment under this Agreement shall be for a period of three years from the Effective Date.  The term shall automatically renew thereafter for successive one-year periods beginning on the anniversary date of the Effective Date unless (i) the Company provides written notice of non-renewal to the Executive at least 90 days prior to the next renewal date, or (ii) the Executive provides written notice of non-renewal to the Company at least 90 days before the next renewal date.   In the event of a “Change of Control” (as defined in Section 5(c) herein), this Agreement shall automatically be extended for the greater of (i) a period of one year from the date of such Change of Control in the event there exists less than one year remaining in the term of this Agreement; or (ii) the remaining term of this Agreement in the event there exists more than one year remaining in the term of this Agreement.

            (b) The Agreement may be terminated before the end of the current term as follows:

(i) By the Company for Cause (as hereinafter defined);

(ii) By the Company without Cause. For purposes hereof, Executive shall be deemed terminated by the Company without Cause if he or she terminates employment for Good Reason (as hereinafter defined);

(iii) In the event of the Company’s dissolution or liquidation;

(iv) By the Executive for any reason;

(v) In the event of the death of the Executive; or

(vi) In the event of the disability of Executive (as hereinafter defined).

(c) For purposes hereof, “Cause” shall mean, and shall be limited to, any of the following that is reasonably determined by the Board to be substantially detrimental to the business or reputation of the Company, and that occurs or comes to light after the Effective Date: (i) the Executive’s willful commission of acts of dishonesty in connection with his or her position; (ii) the Executive’s willful failure or refusal to perform the essential duties of his or her position or to adhere to any written Company policy approved by the Board of Directors; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, (x) a felony, or (y) a misdemeanor involving fraud, dishonesty, embezzlement, or theft; or (iv) the Executive’s breach of the restrictive covenants contained in Sections 6 and 7 of the Agreement. The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for termination. If the Executive cures the same within 30 days after receiving such notice, there shall be no termination for Cause.

(d) For purposes hereof, the term “Good Reason” shall mean any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(i) the assignment to Executive by the Board of Directors or other officers or representatives of the Company of duties materially inconsistent with the duties associated with the position described in Section 1(a);

(ii) a material change in the nature or scope of Executive’s authority from those applicable to him or her in his or her position;

(iii) material acts or conduct on the part of the Company or its officers and representatives which have as their purpose forcing the resignation of Executive or preventing him or her from performing his or her duties and responsibilities pursuant to this Agreement;

(iv) a material breach by the Company of any material provision of this Agreement (including, but not limited to, failure of the Company to pay any amount, or to provide any benefit, pursuant to the provision of Articles 3 and 4 hereof);

(v) the Executive’s involuntary termination without Cause or voluntary termination for any reason on or after a Change in Control.

The Executive shall provide the Company with written notice describing any event or condition that gives the Executive Good Reason for termination. If the Company cures the same within thirty (30) days after receiving such notice, there shall be no termination for Good Reason.

(e) For purposes hereof, the term “disability” shall mean the inability of the Executive, due to illness, accident, or any other physical or mental incapacity, to perform his or her duties in a normal manner for (i) a period of four (4) consecutive months or (ii) six (6) months (with each month being composed of 31 consecutive days) during any twelve (12) consecutive month period. The disability of the Executive shall be determined by a medical doctor approved by the Company. The Executive shall submit to a reasonable number of examinations by the medical doctor making the determination of disability, and the Executive hereby authorizes the disclosure and release to the medical doctor of all supporting medical records.

(f) In the event of a termination of the Agreement for a reason other than death or disability, the Executive agrees to cooperate with the Company in order to ensure an orderly transfer of the Executive’s duties and responsibilities.

3. COMPENSATION

(a) Annual Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, a minimum base salary of $__________ per annum (the “Annual Salary”). The Annual Salary shall be payable in equal periodic installments, not less frequently than monthly, less such sums as may be required to be deducted or withheld under the provisions of federal, state or local law. The Company agrees to review the Annual Salary on or around January 1st of each calendar year (or such other time as the Company and Executive mutually agree), for adjustment based on the Executive’s performance; provided, however, that no such adjustment shall be effective to reduce the Annual Salary below the amount provided above. For all purposes under this Agreement, the term “Annual Salary” shall refer to the Executive’s base salary as in effect from time to time.  The Company and Executive agree to certain additional compensation terms as provided for on Exhibit A attached hereto and incorporated herein by this reference.

(b) Annual Bonus. In addition to Executive’s salary, the Executive shall be eligible to receive an annual bonus if performance goals established by the Company are satisfied. If the Company has established an annual incentive compensation plan for its senior management, the Executive’s annual bonus opportunity may be provided under the terms of the annual incentive compensation plan. Any bonus program in which the Executive participates may be established and administered on behalf of the Company by the independent directors who are members of the compensation committee of the Board (the “Compensation Committee”).

(c) Equity Compensation Plan. Executive shall be considered for any type of equity compensation plan as determined by the Compensation Committee.

4. FRINGE BENEFITS, REIMBURSEMENT OF EXPENSES, ETC.

(a) The Executive shall be entitled to paid vacation, holidays, and sick leave benefits in accordance with the Company’s policies for executive employees.

(b) The Executive shall participate in all retirement, welfare, deferred compensation, life and health insurance (including health insurance for Executive’s spouse and his or her dependents), and other benefit plans or programs of the Company now or hereafter applicable to the Executive, or applicable generally to employees of the Company or to a class of employees that includes senior executives of the Company; provided, however, that during any period during the Term that the Executive is subject to a disability, and during the 180-day period of physical or mental infirmity leading up to the Executive’s disability, the amount of the Executive’s compensation provided under Section 2 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries.

(c) Except as provided in Section 15, the Company agrees to pay, or promptly reimburse the Executive for, any reasonable and necessary expense incurred by the Executive in performing his or her duties for the Company during the term of this Agreement; provided, however, that the Executive furnishes appropriate documentation for such expenses in accordance with the Company’s practices and procedures.

5. TERMINATION BENEFITS

In addition to the benefits described under the Agreement that survive the termination of the Agreement, the following benefits will be paid on account of the termination of the Agreement for the following reasons:

(a) Upon termination of this Agreement by the Company for Cause pursuant to Section 2(b)(i), or by the Executive for other than Good Reason or upon the Executive’s death, or by either party through non-renewal at the end of the current term, the Company shall pay to Executive or his or her beneficiaries, as the case may be, immediately after the date of termination an amount equal to the sum of Executive’s accrued base salary and any bonus amount earned but not yet paid;

(b) Upon termination of this Agreement before the end of the current term (x) by the Company without Cause or (y) by the Executive for Good Reason or disability, Executive shall be entitled to his or her accrued base salary and any bonus amount earned but not yet paid, as provided in Section 5(a), and to the following benefits:

(i) the Company shall pay to Executive, immediately after the date of termination (or as soon thereafter as the amount may be paid without incurring the 20% additional income tax under Section 409A of the Internal Revenue Code) an amount which is equal to the Executive’s Annual Salary for one month;  and

(ii) the Company shall fully vest any stock options or restricted stock previously granted to the Executive.

(c) For purposes of this Agreement, a “Change in Control” means any of the following events:

(i) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company, after the Effective Date, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the common stock of the Company (the “Common Stock”);

(ii) individuals who constitute the Board as of the Effective Date (the “Incumbent Board”), cease for any reason to constitute a majority of the members of the Board (except that any individual who becomes a director after the Effective Date, whose election by the Company’s stockholders was approved by a majority of the members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board); or

(iii) approval by the stockholders of the Company of either of the following:

(1) a merger, reorganization, consolidation, business combination or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding Common Stock immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of the common stock and the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Merger in substantially the same proportions as immediately before such Merger, or

(2) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(iv) Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

(d)  Upon the termination of this Agreement in the event of a Change of Control, Executive shall be entitled to his accrued base salary and any bonus amount earned but  not yet paid, and to the following benefits:

(i)  the Company shall pay to Executive, immediately after the date of termination (or as soon thereafter as the amount may be paid without incurring the 20% additional income tax under Section 409A of the Internal Revenue Code) an amount which is equal to the Executive’s Annual Salary for three months;

(ii) the Company shall provide to Executive medical coverage as described in Section 4(b), above, and continue access to or payment of any other fringe benefits provided pursuant to Section 4, at the expense of the Company, for a period of three months after the date of the Change of Control; and

(iii) the Company shall fully vest any stock options or restricted stock previously granted to the Executive.

(e) The Company’s obligations under this Section 5 shall survive termination of this Agreement.

6. NONDISCLOSURE OBLIGATION

(a) General Obligation. The Executive acknowledges that while employed by the Company, the Executive will occupy a position of trust and confidence. The Executive shall not disclose to others or use, whether directly or indirectly, any Confidential Information (as defined below) regarding the Company or any of its subsidiaries or franchisees; provided, however that this Section 6(a) shall not apply to any disclosure (x) required to perform the Executive’s duties hereunder; (y) required by applicable law; or (z) of information that shall have become public other than by the Executive’s unauthorized disclosure. “Confidential Information” shall mean information about the Company or any of its subsidiaries or franchisees, and their clients and customers, that is not disclosed by the Company or any of its subsidiaries or franchisees in the ordinary course of business and that was learned by the Executive in the course of employment by the Company or any of its subsidiaries or franchisees, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature, and of great value to the Company and its subsidiaries or franchisees, and that such information gives the Company and its subsidiaries or franchisees a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of the Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or franchisees or prepared by the Executive in the course of the Executive’s employment by the Company and its subsidiaries or franchisees. As used in this Agreement, “subsidiaries” shall mean any company controlled by, controlling, or under common control with the Company.

(b) Compulsory Disclosures. If the Executive is requested or (in the opinion of his or her counsel) required by law or judicial order to disclose any Confidential Information, the Executive shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waiver of the Executive’s compliance with the provisions of this Section 6.

(c) Confidential Information of Third Parties. The Executive agrees that he or she will not, during the term of this Agreement, improperly use or disclose to the Company any proprietary information or trade secrets of any former or current employer or other person or entity with which he or she has an agreement or duty to keep in confidence information acquired by him or her in confidence, and that he or she will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person, or entity.

(d) The Executive’s obligations under this Section 6 shall survive termination of this Agreement.

7. NON-COMPETITION AND NON-SOLICITATION

            (a) Non-Competition. The Executive acknowledges and recognizes his possession of Confidential Information and acknowledges the highly competitive nature of the business of the Company and its franchisees and subsidiaries and accordingly agrees that, in consideration of the premises contained herein, he or she will not, during the term of this Agreement, as from time to time extended, and for one year after the date of termination of this Agreement, regardless of the reason for his or her termination, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend his or her name to, lend his or her credit to, or render services or advice to any business that competes with the business then being conducted by the Company or any of its franchisees or subsidiaries, or that had been conducted by the Company or any of its franchisees or subsidiaries during the prior 12 months; provided, however, that the Executive may purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Executive agrees that, in consideration of the premises contained herein, he or she will not, during the term of this Agreement, as from time to time extended, and for one year after the date of termination of this Agreement, regardless of the reason for his or her termination, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of another business firm, directly or indirectly, solicit any business of the type being carried on by the Company or any of its franchisees or subsidiaries during the term of this Agreement (or any business of a similar type) from any person or entity that was a customer of the Company or its franchisees or subsidiaries during the term of this Agreement.

(b) Non-Solicitation. The Executive recognizes that he or she will possess confidential information about other employees of the Company and its subsidiaries or franchisees relating to their education, experience, skills, abilities, compensation, and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or franchisees. The Executive recognizes that the information he or she will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or franchisees in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that during the term of this Agreement and for one year after the date of termination of this Agreement, regardless of the reason for his or her termination, Executive will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or franchisees for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative, or employee and that Executive will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or franchisees to any other person except within the scope of Executive’s duties hereunder.

            (c) The Executive’s obligations under this Section 7 shall survive termination of this Agreement.

8. ENFORCEMENT AND REMEDIES

(a) Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Company consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Company’s goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in Section 7 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable against the Executive, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(b) Remedies; Survival. The parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by the Executive of any provision of Section 6 or 7, and agree in the event of such breach that the Company may obtain temporary and permanent injunctive relief restraining the Executive from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Section 6 or 7, or for any breach or threatened breach of any other provision of this Agreement. The obligations contained in Sections 6 and 7 shall survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(c) Arbitration. The parties agree that any claim, controversy, or dispute between Executive and the Company (including without limitation Company’s franchisees, officers, employees, representatives, or agents) arising out of or relating to this Agreement, other than a dispute concerning the breach or threatened breach of Section 6 or 7 of this Agreement, shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by the Executive, (b) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render its decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Any arbitration award shall be final and binding upon the parties, and any court having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by Executive, including, without limitation, any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations pertaining to Executive’s employment or the termination of Executive’s employment.

9. WITHHOLDING

The Company shall withhold such amounts from any compensation or other benefits payable to the Employee under this Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

10. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them. All previous oral or written agreements between the parties hereto shall be deemed to have been completely fulfilled by both parties and shall be superseded by this Agreement. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by all of the parties hereto.

11. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets, or similar reorganization. In no event may Executive assign any duties or obligations under this Agreement. It is expressly agreed for purposes of this Agreement that the spouse and children of Executive shall be third-party beneficiaries of Executive under this Agreement and shall be entitled to enforce the rights of Executive hereunder in the event of Executive’s death or disability.

12. CONTROLLING LAW

            The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Florida. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

13. COUNTERPARTS

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14. HEADINGS

The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof.

15. INDEMNIFICATION

The Company shall indemnify and hold Executive harmless from and against all claims, investigations, actions, awards, and judgments, including costs and attorneys’ fees, incurred by Executive in connection with acts or decisions made by Executive in good faith in his or her capacity as an executive of the Company, so long as Executive reasonably believed that the acts or decisions were in the best interests of the Company and (with respect to any criminal action) the Executive had no reason to believe the Executive’s conduct was unlawful. The Company further agrees to pay the reasonable expenses of private counsel or investigators incurred in representing the Executive in any audit, inquiry, regulatory review, or similar action or proceeding covered by this indemnification. The Company shall not settle any claim or action or pay any award or judgment against Executive without Executive’s prior written consent, which shall not be unreasonably withheld. The Company may obtain coverage for Executive under an insurance policy covering the directors and officers of the Company against claims set forth herein if such coverage is possible at a reasonable cost, provided, however, it is understood and agreed that the Company’s obligation to indemnify Executive as set forth in this Section 15 shall not be affected by the Company’s ability or inability to obtain insurance coverage.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

VALIANT HEALTH CARE, INC.

By:

Name:.
Title:

EXECUTIVE:

Name: